Exhibit 10.33

April 18, 2012

Nestor A. Molfino, M.D.

Dear Nestor:

KaloBios Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Medical Officer, and you will report to the Company’s Chief Executive Officer. This is a full-time position based in South San Francisco, California. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Base Salary. The Company will pay you a starting base salary at the rate of $350,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Annual Bonus. In addition, you will be eligible to be considered for an incentive bonus for the 2012 fiscal year of the Company, subject to the terms and conditions of the Company’s 2012 Bonus Plan (the “Bonus Plan”). The bonus (if any) will be awarded based on the achievement of Company and individual criteria established by the Company. Your maximum bonus (if any) will be equal to 30% of your annual base salary. At the discretion of the Company’s Board of Directors, the bonus is payable in cash or shares of the Company’s stock (with the value of any such shares to be determined by the Company’s Board of Directors), but for 2012 will be paid to you in cash. Any bonus for the calendar year in which your employment begins will be prorated, based on the number of months you are employed by the Company during that year. The bonus (or vesting determination) for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid (or vested) only if you are employed by the Company at the time of payment. The determinations of the Company with respect to your bonus will be final and binding. In the event that there is any conflict between this letter agreement and the Bonus Plan, the Bonus Plan, as interpreted and administered by the Company, will govern.

4. Cash Bonus. You will be paid a one-time cash bonus of up to 15% of your base salary ($52,500). The bonus will be awarded based on the achievement of personal and Clinical department goals to be agreed to in advance by the two of us, and the determination made by the Board. The bonus will be paid May 31, 2013 only if you are still an employee of the company in good standing at that time. The determinations of the Company with respect to your bonus will be final and binding.

Nestor Molfino, M.D.

April 18, 2012

5. Temporary Housing and Transportation Expenses. To help defray the reasonable cost of temporary housing and relocation to the San Francisco Bay Area, you will be reimbursed up to $5,000.00 to cover all properly documented expenses related to up to 30 days of temporary housing and travel.

6. Relocation Related Expenses. You will be reimbursed up to $15,000.00 to cover all properly documented expenses related to moving you and your family to the San Francisco Bay area. These expenses can include all documented expenses related to moving you and your family from Maryland, airfare, mileage and/or shipping costs. If, however, you resign from employment with the Company within the first two years of your employment, then you will reimburse the Company for 100% of the amounts paid to you by the Company related to Sections 5 and 6. Your reimbursement will be made within thirty (30) days following your last date of employment with the Company.

7. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical and dental benefits, flexible spending account and 401(k) plan. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time.

8. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 580,000 shares of the Company’s Common Stock. The exercise price per share will be determined by the Company’s Board of Directors or its Compensation Committee on the date of option grant. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2001 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the options shares upon your completion of twelve (12) continuous months of service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

9. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

10. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the

Nestor Molfino, M.D.

April 18, 2012

Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

12. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect all applicable federal and state income and employment withholding taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

13. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Mateo County in connection with any Dispute or any claim related to any Dispute.

14. Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Santa Clara County or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 14 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

Nestor Molfino, M.D.

April 18, 2012

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Monday, April 23, 2012. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before Monday, May 29, 2012.

If you have any questions, please call me at 650-243-3101.

Very truly yours,

KALOBIOS PHARMACEUTICALS, INC.

By:	/s/ David Pritchard
Title:	CEO

I have read and accept this employment offer:

/s/ Nestor Molfino
Signature of Nestor Molfino, M.D.

Dated:	April 19, 2012

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that KaloBios Pharmaceuticals, Inc. a Delaware corporation (the “Company”) and I (Nestor A. Molfino, M.D.) have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”). I will promptly disclose all such Inventions to Company. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

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9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

April 19, 2012	Employee

/s/ Nestor A. Molfino
Signature

Nestor A. Molfino
Name (Printed)

Accepted and Agreed to:
KaloBios Pharmaceuticals, Inc.

By	/s/ Jeanne Jew

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APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

1. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

a) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

b) Result from any work performed by the employee for his employer.

2. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER